Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FIRST QUARTER 2023 RESULTS

MIDLAND, Texas, May 15, 2023/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its first quarter ended March 31, 2023. Financial and operational results include the business and assets the Company acquired from Breckenridge Geophysical, LLC (“Breckenridge”) in the first quarter.

As previously announced, on March 24, 2023, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Wilks Brothers, LLC (“Wilks”) and Breckenridge. Pursuant to the Purchase Agreement and upon the terms and subject to the conditions generally described in our Form 8-K filed with the SEC on March 24, 2023, the Company completed the purchase of substantially all of the Breckenridge assets related to seismic data acquisition services other than its multi-client data library, in exchange for a combination of equity consideration and a convertible note described more fully below.

For the quarter ended March 31, 2023, which includes the results of Breckenridge for the entire quarter ended March 31, 2023, the Company reported revenues of $29,408,000, an increase of approximately 34% compared to $21,934,000 for the quarter ended March 31, 2022 (combined revenues of the Company and Breckenridge for such quarter). Excluding Breckenridge, the Company would have reported revenues of $28,626,000, an increase of approximately 56% compared to $18,359,000 for the quarter ended March 31, 2022. For the first quarter of 2023, the Company reported a net loss of $413,000 or $0.02 loss per common share compared to a net loss of $1,385,000 or $0.06 loss per common share for the first quarter of 2022 (combined results/net loss of the Company and Breckenridge for such quarter). Excluding Breckenridge, the Company would have reported net income of $562,000 for the quarter ended March 31, 2023 compared to a net loss of $2,391,000 for the quarter ended March 31, 2022. The Company reported EBITDA of $2,179,000 for the quarter ended March 31, 2023 compared to EBITDA of $1,702,000 for the quarter ended March 31, 2022 (combined EBITDA of the Company and Breckenridge for such quarter). Excluding Breckenridge, the Company would have reported EBITDA of $2,652,000 compared to EBITDA of $229,000 for the quarter ended March 31, 2022. First quarter combined results were affected by the postponement of a project expected in the quarter.

The Company began the year with one large channel count crew operating in the lower 48 dropping to one mid-size channel count crew in February through the end of the first quarter. A second mid-size crew deployed in early March as reported in our December 31, 2022 year-end press release. During the Canadian winter season that ended in early April, there were up to four smaller crews in operation. The deployment of smaller crews during the winter season indicates smaller projects with lower overall efficiencies than in the same period of 2022. With the conclusion of the winter season, there is currently no crew activity in Canada.

The operation of the two crews in the lower 48 continued into the second quarter, with one larger channel count crew in the Eagle Ford area and one mid-size crew in the Utica Basin. The Company anticipates that the Utica Basin crew will have an extended period of down time during the middle of the second quarter due to project readiness delays. Efforts are ongoing to fill the near term period of low utilization until the crew returns to the second Utica project later in the second quarter.

Capital spending levels by Exploration and Production companies is improving but remains low compared to pre-pandemic levels. Consequently, demand for seismic services in North America also remains below pre-pandemic levels and bid activity continues to be intermittent. The ability to fill gaps in the schedule with smaller projects remains a focus and visibility for 2023 has improved compared to the same time one year ago. The Company expects to operate two crews through the third quarter and may encounter periods of low utilization affecting one crew near the end of the third quarter and into the fourth quarter. As mentioned, the Company is directing efforts to fill the schedule during both periods. Based on currently available information, crew activity in the lower 48 during the fourth quarter and into the first quarter of 2024 is expected to be at high levels.

As noted above and in our Form 8-K filed March 24, 2023, we recently purchased the assets of Breckenridge Geophysical, LLC, a seismic data acquisition company previously owned by Wilks. The addition of the Breckenridge assets, contracts, client contacts and experienced personnel provides us with the opportunity to increase operational efficiency with the addition of like-kind equipment, and improve utilization. During the integration process, we believe we will realize further opportunities to streamline costs and leverage increased operational and financial efficiencies. While the transaction was structured as an asset purchase, our financial presentations reflect combined results of the two companies as if the combination occurred on January 14, 2022, the date Wilks became the majority shareholder of the Company. This is due to the fact that both Dawson and Breckenridge were under Wilks’ control from January 14, 2022 forward. The presentation is required as a combination of entities under common control. As part of the purchase agreement, in addition to the 1,188,235 shares of our common stock issued to Wilks at closing, we entered into a convertible note to deliver approximately 5.8 million shares of common stock to Wilks after the Company receives shareholder approval of the proposal to issue the shares upon conversion of the convertible note in accordance with NASDAQ Listing Rule 5635 and after completion of an audit of Breckenridge’s 2022 fiscal year financial statements. Until such approval, a convertible note payable amounting to approximately $9.9 million is included in non-current liabilities on the balance sheet.

The Company’s balance sheet includes cash, restricted cash and short-term investments at March 31, 2023 of $16,209,000 compared to $23,121,000 at March 31, 2022. Excluding Breckenridge, the Company would have reported cash, restricted cash and short-term investments at March 31, 2023 of $16,209,000 compared to $19,660,000 at March 31, 2022. Working capital was $23,877,000 at March 31, 2023 compared to $40,621,000 at March 31, 2022. Excluding Breckenridge, the Company would have reported working capital of $23,863,000 at March 31, 2023 compared to $35,453,000 at March 31, 2022.

Capital expenditures were $1,117,000 for the three months ended March 31, 2023, primarily for maintenance capital requirements. The Company's Board of Directors approved an initial capital budget of $5,000,000 for 2023, however, we currently anticipate capital spending to focus on the replacement of aging support vehicles.

Stephen C. Jumper, CEO and President of Dawson Geophysical, said, “We are pleased with our first quarter 2023 results. Our first quarter success is primarily the result of improved market conditions, timing of projects becoming crew ready and operational execution by the Dawson team. Since the onset of the COVID-19 pandemic, Exploration and Production companies have maintained a commitment toward financial discipline. As a result, many seismic projects that were scheduled for 2021 and 2022, in some cases, were either shelved or delayed. Much of this, however, started to change as seismic projects that had been placed on hold began to return to market in late 2022. For the first quarter of 2023, we experienced our first profitable quarter since 2020, absent the Breckenridge contribution. Moreover, net of transaction costs, we generated net income of approximately $1.3 million and EBITDA of approximately $3.2 million excluding the pro-forma contribution from Breckenridge.”

Jumper concluded, “Project readiness issues, despite anticipated short-term periods of low utilization on one crew, show continued improvement. With the Breckenridge transaction, the opportunity to fill those periods of low utilization and to further add to our order book is now present. Moreover, our order book reflects continued optimism as the size and scope of projects strengthens and the geographic diversity tied to those projects expands. While the North American seismic data acquisition market remains challenged, we are encouraged with the likelihood of an improved 2023, particularly during the latter part of the year.”

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

●	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

●	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

●	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the tables following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, the Company’s status as a controlled public company, which exempts the Company from certain corporate governance requirements; the limited market for the Company’s shares, which could result in the delisting of the Company’s shares from Nasdaq and the Company no longer being required to make filings with the U.S. Securities and Exchange Commission (the “SEC”); the impact of general economic, industry, market or political conditions; dependence upon energy industry spending; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers, particularly during extended periods of low prices for crude oil and natural gas; the volatility of oil and natural gas prices; changes in economic conditions; the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting impact on demand for oil and gas; surplus in the supply of oil and the ability of the Organization of the Petroleum Exporting Countries and its allies, collectively known as OPEC+, to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and remote work arrangements; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; disruptions in the global economy, including export controls and financial and economic sanctions imposed on certain industry sectors and parties as a result of the developments in Ukraine and related activities; and whether or not a future transaction or other action occurs that causes the Company to be delisted from Nasdaq and no longer be required to make filings with the SEC. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 13, 2023 and any subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022 (as adjusted)
Operating revenues	$29,408	$21,934

Operating costs:
Operating expenses	23,782	14,403
General and administrative	3,499	5,868
Depreciation and amortization	2,700	3,101
	29,981	23,372

Loss from operations	(573)	(1,438)

Other income (expense):
Interest income	108	26
Interest expense	(17)	(11)
Other income (expense), net	52	39
Loss before income tax	(430)	(1,384)

Income tax benefit (expense)	17	(1)

Net loss	(413)	(1,385)

Other comprehensive loss:
Net unrealized loss on foreign exchange rate translation	(6)	(233)

Comprehensive loss	$(419)	$(1,618)

Basic loss per share of common stock	$(0.02)	$(0.06)

Diluted loss per share of common stock	$(0.02)	$(0.06)

Weighted average equivalent common shares outstanding	25,000,564	24,709,159

Weighted average equivalent common shares outstanding - assuming dilution	25,000,564	24,709,159

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	March 31,	December 31,
	2023	2022 (as adjusted)
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,944	$18,603
Restricted cash	5,000	5,000
Short-term investments	265	265
Accounts receivable, net	14,434	7,972
Employee retention credit receivable	—	3,035
Prepaid expenses and other current assets	12,223	8,951
Total current assets	42,866	43,826

Property and equipment, net	18,377	20,468
Right-of-use assets	4,040	4,010
Intangibles, net	370	369

Total assets	$65,653	$68,673

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,743	$4,140
Accrued liabilities:
Payroll costs and other taxes	906	2,001
Other	1,275	1,280
Deferred revenue	8,289	7,380
Current maturities of notes payable and finance leases	591	275
Current maturities of operating lease liabilities	1,185	1,118
Total current liabilities	18,989	16,194

Long-term liabilities:
Notes payable and finance leases, net of current maturities	277	207
Convertible note payable to controlling shareholder	9,880	—
Operating lease liabilities, net of current maturities	3,274	3,331
Deferred tax liabilities, net	112	137
Total long-term liabilities	13,543	3,675

Commitments and contingencies	—	—

Stockholders' equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 25,000,564 and 23,812,329 shares issued, and 25,000,564 and 23,812,329 shares outstanding at March 31, 2023 and December 31, 2022, respectively	250	238
Additional paid-in capital	146,856	155,413
Accumulated deficit	(111,906)	(112,469)
Equity of Breckenridge prior to acquisition	—	7,695
Accumulated other comprehensive loss, net	(2,079)	(2,073)
Total stockholders' equity	33,121	48,804

Total liabilities and stockholders' equity	$65,653	$68,673

Reconciliation of EBITDA to Net Loss

(amounts in thousands)

	Three Months Ended March 31,
	2023	2022 (as adjusted)
Net loss	$(413)	$(1,385)
Depreciation and amortization	2,700	3,101
Interest (income) expense, net	(91)	(15)
Income tax (benefit) expense	(17)	1
EBITDA	$2,179	$1,702

Reconciliation of EBITDA to Net Cash Used in Operating Activities

(amounts in thousands)

	Three Months Ended March 31,
	2023	2022 (as adjusted)
Net cash used in operating activities	$(1,820)	$(9,149)
Changes in working capital and other items	4,253	11,385
Non-cash adjustments to net loss	(254)	(534)
EBITDA	$2,179	$1,702